Exhibit (p)(9)

                         PARAMETRIC PORTFOLIO ASSOCIATES
                                 CODE OF ETHICS
                            Effective January  , 2006

                                  INTRODUCTION

This Code of Ethics is based on the principle that you, as an officer or employee of Parametric Portfolio Associates (Parametric), (1) owe a fiduciary duty to the shareholders of the registered investment companies (the Funds) and other clients (together with the Funds, the Advisory Clients) for which Parametric serves as an adviser or subadviser and, (2) must comply with all Federal securities laws. Accordingly, you must avoid activities, interests and relationships that might interfere or appear to interfere with making decisions in the best interests of our Advisory Clients, or which violate Federal law.

      At all times, you must:

      1. Place the interests of our Advisory Clients first. In other words, as a fiduciary you must scrupulously avoid serving your own personal interests ahead of the interests of our Advisory Clients. You may not cause an Advisory Client to take action, or not to take action, for your personal benefit rather than the benefit of the Advisory Client. For example, you would violate this Code if you caused an Advisory Client to purchase a Security you owned for the purpose of increasing the price of that Security. If you are an employee who makes (or participates in making) recommendations regarding the purchase or sale of securities by any Advisory Client, (each a Portfolio Manager) or provides information or advice to a Portfolio Manager or has access to or obtains information regarding such recommendations or helps execute a Portfolio Manager's recommendations (together with Portfolio Managers, each a Portfolio Employee), you would also violate this Code if you made a personal investment in a Security that might be an appropriate investment for an Advisory Client without first considering the Security as an investment for the Advisory Client.

      2. Conduct all of your personal Securities transactions in full compliance with this Code, Federal law and the Parametric Insider Trading Policy. Parametric encourages you and your family to develop personal investment programs. However, you must not take any action in connection with your personal investments that could cause even the appearance of unfairness or impropriety. Accordingly, you must comply with the policies and procedures set forth in this Code under the heading Personal Securities Transactions. In addition, you must comply with the policies and procedures set forth in the Parametric Insider Trading Policy, which is attached to this Code as Appendix
            I. Doubtful situations should be resolved against your personal trading.

      3. Avoid taking inappropriate advantage of your position. The receipt of investment opportunities, gifts or gratuities from persons seeking business with Parametric directly or on behalf of an Advisory Client could raise questions about the independence of your business judgment. Accordingly, you must comply with the policies and procedures set forth in this Code under the heading Fiduciary Duties. Doubtful situations should be resolved against your personal interest.

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                                TABLE OF CONTENTS

                                     Part I

PARAMETRIC PORTFOLIO ASSOCIATES CODE OF ETHICS

PERSONAL SECURITIES TRANSACTIONS...........................................   3
      TRADING IN GENERAL...................................................   3
      SECURITIES...........................................................   3
      PURCHASE OR SALE OF A SECURITY ......................................   3
      EXEMPT SECURITIES....................................................   3
      BENEFICIAL OWNERSHIP.................................................   4
      EXEMPT TRANSACTIONS..................................................   5
      ADDITIONAL EXEMPT TRANSACTIONS.......................................   6
      PROHIBITED TRANSACTIONS..............................................   7
      CAUTION..............................................................   7
      PRECLEARANCE PROCEDURES..............................................   7
      INITIAL PUBLIC OFFERINGS.............................................   9
      PRIVATE PLACEMENTS...................................................   9
      SHORT-TERM TRADING PROFITS...........................................   9
      PUTS, CALLS, SHORT SALES.............................................   9
      USE OF BROKER-DEALERS................................................   9
REPORTING..................................................................  10
      REPORTING OF TRANSACTIONS AND BROKERAGE ACCOUNTS.....................  10
      INITIAL AND ANNUAL REPORTS...........................................  10
FIDUCIARY DUTIES...........................................................  10
      GIFTS................................................................  10
      SERVICE AS A DIRECTOR................................................  10
COMPLIANCE.................................................................  11
      CERTIFICATE OF RECEIPT...............................................  11
      CERTIFICATE OF COMPLIANCE............................................  11
      REMEDIAL ACTIONS.....................................................  11
REPORTS TO MANAGEMENT AND TRUSTEES.........................................  12
      REPORTS OF SIGNIFICANT REMEDIAL ACTION...............................  12
      ANNUAL REPORTS.......................................................  12

                                     Part II

EATON VANCE CORPORATION CODE OF BUSINESS CONDUCT AND ETHICS................  14

                  THE FOLLOWING APPENDICES ARE ATTACHED AND ARE
                            NOT A PART OF THIS CODE:

I.    PARAMETRIC INSIDER TRADING POLICY AND PROCEDURES.....................  24

II.   FORM FOR ACKNOWLEDGEMENT OF RECEIPT OF THIS CODE.....................  31

III.  FORM FOR INITIAL AND ANNUAL REPORT OF PERSONAL SECURITIES HOLDINGS...  32

IV.   FORM FOR REPORTING BROKERAGE ACCOUNTS AND NON-BROKER TRANSACTIONS....  34

V.    FORM FOR ANNUAL CERTIFICATIONOF COMPLIANCE WITH THIS CODE............  36

VI.   FORM FOR PRECLEARANCE OF PERSONAL SECURITIES TRANSACTIONS............  37

 Questions regarding this Code should be addressed to the Compliance Department.

                        PERSONAL SECURITIES TRANSACTIONS

                               Trading in General

You may not engage, and you may not permit any other person or entity to engage, in any purchase or sale of any Security (other than an Exempt Security), of which you have, or by reason of the transaction will acquire, Beneficial Ownership, unless (i) the transaction is an Exempt Transaction or (ii) you have complied with the procedures set forth under Preclearance Procedures. In all cases, an order to purchase or sell any Security (other than an Exempt Security) must be a market order and placed prior to the earlier of (i) noon Eastern time, or (ii) such time as you have access to proprietary model information from a third party investment manager.

Securities

The following are Securities:

Any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a security, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any security.

The following are not Securities:

Commodities, futures and options traded on a commodities exchange, including currency futures. However, futures and options on any group or index of Securities are Securities.

Purchase or Sale of a Security

The purchase or sale of a Security includes, among other things, the writing of an option to purchase or sell a Security.

Exempt Securities

The following are Exempt Securities:

      1.    Direct obligations of the Government of the United States.

      2. Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments (defined as any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization, including repurchase agreements.

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

      3. Shares of registered open-end investment companies unless they are shares of registered investment companies advised or subadvised by Parametric or its affiliates (including but not limited to Eaton Vance Management).

      Beneficial Ownership

The following section is designed to give you a practical guide with respect to Beneficial Ownership. However, for purposes of this Code, Beneficial Ownership shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) of the Exchange Act of 1934 (the "Exchange Act") in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder.

You are considered to have Beneficial Ownership of Securities if you have or share a direct or indirect Pecuniary Interest in the Securities.

You have a Pecuniary Interest in Securities if you have the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the Securities.

The following are examples of an indirect Pecuniary Interest in Securities:

      1. Securities held by members of your immediate family sharing the same household; however, this presumption may be rebutted by convincing evidence that profits derived from transactions in these Securities will not provide you with any economic benefit.

            Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes any adoptive relationship.

      2. Your interest as a general partner in Securities held by a general or limited partnership.

      3. Your interest as a manager-member in the Securities held by a limited liability company.

You do not have an indirect Pecuniary Interest in Securities held by a corporation, partnership, limited liability company or other entity in which you hold an equity interest, unless you are a controlling equityholder or you have or share investment control over the Securities held by the entity.

The following circumstances constitute Beneficial Ownership by you of Securities held by a trust:

      1. Your ownership of Securities as a trustee where either you or members of your immediate family have a vested interest in the principal or income of the trust.

      2.    Your ownership of a vested beneficial interest in a trust.

      3. Your status as a settlor of a trust, unless the consent of all of the beneficiaries is required in order for you to revoke the trust

Exempt Transactions

The following are Exempt Transactions:

      1. Any transaction in Securities in an account over which you do not have any direct or indirect influence or control. There is a presumption that you can exert some measure of influence or control over accounts held by members of your immediate family sharing the same household, but this presumption may be rebutted by convincing evidence.

      2.    Purchases of Securities under dividend reinvestment plans.

      3. Purchases of Securities by exercise of rights issued to the holders of a class of Securities pro rata, to the extent they are issued with respect to Securities of which you have Beneficial Ownership.

      4. Acquisitions or dispositions of Securities as the result of a stock dividend, stock split, reverse stock split, merger, consolidation, spin-off or other similar corporate distribution or reorganization applicable to all holders of a class of Securities of which you have Beneficial Ownership.

      5. Such other classes of transactions as may be exempted from time to time by Compliance based upon a determination that the transactions are unlikely to violate Rule 17j-1 under the Investment Company Act of 1940, as amended. Compliance may exempt designated classes of transactions from any of the provisions of this Code except the provisions set forth below under Reporting.

      6. Such other specific transactions as may be exempted from time to time by Compliance. On a case-by-case basis when no abuse is involved Compliance may exempt a specific transaction from any of the provisions of this Code except the provisions set forth below under Reporting. The form for requesting approval from Compliance is attached to this Code as Appendix VI.

Additional Exempt Transactions

The  following   classes  of   transactions   have  been  designated  as  Exempt
Transactions by the Compliance:

      1. Purchases or sales of up to $100,000 per calendar month per issuer of fixed-income Securities.

      2. Any purchase or sale of fixed-income Securities issued by agencies or instrumentalities of, or unconditionally guaranteed by, the Government of the United States.

      3. Purchases or sales of up to $1,000,000 per calendar month per issuer of fixed-income Securities issued by qualified foreign governments.

            A qualified foreign government is a national government of a developed foreign country with outstanding fixed-income securities in excess of fifty billion dollars.

      4. Purchases or sales of up to 2,000 shares per day per issuer, of large-cap issuers.

            A large-cap issuer is an issuer with a total market capitalization in excess of one billion dollars and an average daily trading volume during the preceding calendar quarter, on the principal securities exchange (including NASDAQ) on which its shares are traded, in excess of 100,000 shares.

            Information   concerning  large-cap  issuers  is  available  on  the
            Internet. If you are unsure whether a security is a large-cap issue, contact Compliance.

      5. Purchases or sales of up to the lesser of 1,000 shares or $10,000 per calendar week, per issuer, of stock of issuers other than large-cap issuers including any registered closed-end investment companies not exempted elsewhere and not advised or subadvised by Parametric or its affiliates (including Eaton Vance Management).

      6. Purchases or sales of exchange-traded options on broadly-based indices and units, and/or exchange traded trusts or funds representing a group, index or a basket of securities (e.g., HHH, QQQQ, and SPY).

      7. Purchases or sales of any registered open-end investment companies not advised or subadvised by Parametric or its affiliates (including Eaton Vance Management).

      8. If you are not a Portfolio Employee, short sales of any Security otherwise permitted hereunder or puts, calls, straddles or options where the underlying amount of Securities controlled is an amount or transaction otherwise permitted hereunder.

Prohibited Transactions

      a. Front Running. "Front Running" is the practice of taking a position, or effecting the purchase or sale of Securities for personal benefit, based upon non-public information regarding an impending transaction in the same, or equivalent Security.

      b. To cause or recommend a Client to take action for your personal benefit. Thus, for example, you may not trade in or recommend a security for a Client in order to support or enhance the price of a security in your personal account. Because your responsibility is to put your Client's interests ahead of your own, you may not delay taking appropriate action for a Client in order to avoid potential adverse consequences in your personal account.

      c. Trading on Changes in MSL Ratings. Notwithstanding the Exempt Transactions listed above, if you are a Portfolio Manager, you may not purchase or sell any Security until the seventh (7th) day after any change in the rating of that Security in the Eaton Vance Monitored Stock List (i) from 1, 2 or 3 to 4 or 5, or (ii) from 3, 4 or 5 to 1 or 2, in each case to provide sufficient time for Client transactions in that Security before personal transactions in that Security.

Due to the volume and scope of securities transactions within Client portfolios, and the unpredictable nature of optimization-driven trading, the possibility exists that personal transactions will occur in the same or opposite direction of client transactions. A personal transaction that occurs in the same direction prior to a Client trade, or in the opposite direction after a client trade, is not necessarily a violation of paragraphs a and b above unless you knew or should have known that the Client trade would occur.

                                     CAUTION

Qualified foreign governments, large-cap issuers and broadly based indices may change from time to time. Accordingly, you may purchase Securities in an Exempt Transaction only to find that when you wish to sell them, you may not do so without preclearance and approval of Compliance.

Preclearance Procedures

      If a Securities transaction requires preclearance:

      1. The Securities may not be purchased or sold if at the time of preclearance there is a pending buy or sell order on behalf of an Advisory Client in the same Security or an equivalent Security or if you knew or should have known that an Advisory Client would be trading in that security or an equivalent Security on the same day.

            An equivalent Security of a given Security is (i) a Security issuable upon exercise, conversion or exchange of the given Security, (ii) a Security exercisable to purchase, convertible into or exchangeable for the given Security, or (iii) a Security otherwise representing an interest in or based on the value of the given Security.

      2. If you are a Portfolio Manager (or a person identified by the CCO as having access to the same information), the Securities may not be purchased or sold during the period which begins seven days before and ends seven days after the day on which an Advisory Client trades in the same Security or an equivalent Security; except that you may, if you preclear the transaction, (i) trade "same way" to an Advisory Client after its trading is completed, or (ii) trade "opposite way" to an Advisory Client before its trading is commenced.

            If you are a Portfolio Manager (or a person identified by the CCO as having access to the same information), and you preclear a
            Securities transaction and trade same way to an Advisory Client before its trading is commenced, the transaction is not a violation of this Code unless you knew or should have known that the Advisory Client would be trading in that Security or an equivalent Security within seven days after your trade.

The Securities may be purchased or sold only if you have asked Compliance to preclear the purchase or sale, Compliance has given you preclearance in writing, and the purchase or sale is executed by the close of business on the day preclearance is given. The form for requesting preclearance is attached to this Code as Appendix VI.

                            Initial Public Offerings

If you are a Portfolio Employee, you may not acquire Beneficial Ownership of any Securities in an initial public offering (as defined in Rule 17j-1).

                               Private Placements

If you are a Portfolio Employee, you may not acquire Beneficial Ownership of any Securities in a private placement (a limited offering as defined in Rule 17j-1), unless you have received the prior written approval from a member of the Compliance Committee. Approval will be not be given unless a determination is made that the investment opportunity should not be reserved for one or more Advisory Clients, and that the opportunity to invest has not been offered to you by virtue of your position.

If you are a Portfolio Employee, and you have acquired Beneficial Ownership of Securities in a private placement, you must disclose your investment when you play a part in any consideration of an investment by an Advisory Client in the issuer of the Securities, and any decision to make such an investment must be independently reviewed by a Portfolio Manager who does not have Beneficial Ownership of any Securities of the issuer.

                           Short-Term Trading Profits

You are strongly discouraged from engaging in excessive short-term trading of Securities. The purchase and sale, or sale and purchase, of the same or equivalent Securities within sixty (60) days are generally regarded as short-term trading.

                            Puts, Calls, Short Sales

If you are a Portfolio Employee, you are prohibited from transactions involving puts, calls, straddles, options and/or short sales except for: Exempt Transactions, transactions in Exempt Securities or transactions approved by Compliance.

You are considered to profit from a short-term trade if Securities of which you have Beneficial Ownership are sold for more than the purchase price of the same Securities or equivalent Securities, even though the Securities purchased and the Securities sold are held of record or beneficially by different persons or entities.

                  Use of Broker-Dealers and Brokerage Accounts

You may not engage, and you may not permit any other person or entity to engage, in any purchase or sale of publicly traded Securities (other than Exempt Securities) of which you have, or by reason of the transaction will acquire, Beneficial Ownership, except through a registered broker-dealer.

                                    REPORTING

Reporting of Transactions and Brokerage Accounts

You must report all brokerage accounts and all Securities transactions that are not transactions in Exempt Securities. To satisfy these requirements; (i) you must cause each registered broker-dealer which maintains an account for Securities of which you have Beneficial Ownership, to provide to Compliance, within 10 days of the end of each calendar quarter, duplicate copies: (a) of confirmations of all transactions in the account and (b) periodic statements (no frequently less than quarterly) for the account, and (ii) you must report (on the Form attached as Appendix IV hereto) to Compliance, within 10 days of the occurrence, the opening of a new or previously unreported brokerage account and all transactions effected without the use of a registered broker-dealer for Securities (other than Exempt Securities) of which you have Beneficial Ownership.

The confirmations and statements required by (i)(a) and (i)(b) above must in the aggregate provide all of the information required by the form attached as Appendix IV hereto. If they do not, you must complete and submit a Brokerage Account and Non-Broker Transaction Report within 10 days of the end of each calendar quarter.

Initial and Annual Reports

You must disclose your holdings of all Securities (other than Exempt Securities) of which you have Beneficial Ownership no later than 10 days after becoming an employee and annually thereafter. The form for this purpose is attached to this Code as Appendix III.

Disclaimer

Anyone filing a report required hereunder may disclaim Beneficial Ownership of any Security listed thereon.

                                FIDUCIARY DUTIES

Gifts

You may not accept any investment opportunity, gift, gratuity or other thing of more than nominal value, from any person or entity that does business, or desires to do business, with Parametric directly or on behalf of an Advisory Client. You may accept more than one gift from a single giver if the aggregate annual value of all the gifts does not exceed the equivalent of $100. You may attend business meals, business related conferences, sporting events and other entertainment events at the expense of a giver, if the expense is reasonable, and both you and the giver are present. You must obtain prior written approval from your supervisor (the person to whom you report) for all air travel, conferences, and business events that require overnight accommodations. You must provide a copy of such written approval to the Compliance Department.

Service as a Director

If you are a Portfolio Employee, you may not serve on the board of directors or other governing board of a publicly traded entity, unless you have received the prior written approval of the

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

Parametric's Board of Managers. Approval will not be given unless a determination is made that your service on the board would be consistent with the interests of our Advisory Clients. If you are permitted to serve on the board of a publicly traded entity, you will be isolated from those Portfolio Employees who make investment decisions with respect to the securities of that entity, through a "Chinese Wall" or other procedures.

                                   COMPLIANCE

Certificate of Receipt

You are required to acknowledge receipt of your copy of this Code. A form for this purpose is attached to this Code as Appendix II.

Annual Certificate of Compliance

You are required to certify upon commencement of your employment or the effective date of this Code, whichever occurs later, and annually thereafter, that you have read and understand this Code and recognize that you are subject to this Code. Each annual certificate will also state that you have complied with the requirements of this Code during the prior year, and that you have disclosed, reported, or caused to be reported all holdings required hereunder and all transactions during the prior year in Securities (other than Exempt Securities) of which you had or acquired Beneficial Ownership. A form for this purpose is attached to this Code as Appendix V.

Remedial Actions

If you violate this Code, you are subject to remedial actions, which may include, but are not limited to, disgorgement of profits, imposition of a substantial fine, demotion, suspension or termination.

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

                       REPORTS TO MANAGEMENT AND TRUSTEES

Reports of Significant Remedial Action

The General Counsel of Parametric or his delegate will on a timely basis inform the management of Parametric and trustees of each Fund which is an Advisory Client of each significant remedial action taken in response to a violation of this Code. A significant remedial action means any action that has a significant financial effect on the violator, such as disgorgement of profits, imposition of a significant fine, demotion, suspension or termination.

Annual Reports

The General Counsel of Parametric or his delegate will report annually to the management of Parametric and the trustees of each Fund which is an Advisory Client with regard to efforts to ensure compliance by the directors, officers and employees of Parametric with their fiduciary obligations to our Advisory Clients.

The annual report will, at a minimum:

      1. Describe any issues arising under the Code of Ethics or procedures since the last report to the trustees, as the case may be, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and;

      2. Certify that Parametric has adopted procedures reasonably necessary to prevent all employees from violating the Code.

                                     PART II

                                EATON VANCE CORP.
                                And SUBSIDIARIES

                       CODE OF BUSINESS CONDUCT AND ETHICS
                      For Directors, Officers and Employees

               Adopted by the Board of Directors and effective on
                 October 31, 2004 (as revised February 1, 2005)

      Eaton Vance Corp. ("Corporation") desires to be a responsible member of the various communities in which it does business and to assure the welfare of those dependent upon the continuation of the Corporation's good health, namely its shareholders, employees, customers and suppliers. It is the policy of the Corporation to comply with all laws and to conduct its business in keeping with the highest moral, legal, ethical and financial reporting standards. The Corporation's policies apply equally to employees at all levels, and this Code of Business Conduct and Ethics ("Code") applies to all Subsidiaries of the Corporation ("Subsidiary" is a company of which the Corporation holds, directly or indirectly, all of the ownership interests) and their officers, directors, managers and employees to the same extent as those of the Corporation. Accordingly, the term "Corporation" in this Code includes each Subsidiary, unless otherwise indicated.

      The Corporation welcomes and appreciates the efforts of employees who communicate violations or suspected violations of this Code, and will not tolerate any form of retaliation against individuals who in good faith report possible misconduct even if, upon investigation, their suspicions prove to be unwarranted. To facilitate its compliance efforts, the Corporation has established a Business Conduct and Ethics Committee ("Ethics Committee") consisting of the following officers of Eaton Vance Corp.: Executive Vice President; Chief Legal Officer; Chief Financial Officer; and Chief Administrative Officer.

      All officers and managers of the Corporation are responsible for communicating and implementing these policies within their specific areas of supervisory responsibility.

      Of course, no code of conduct can replace the thoughtful behavior of an ethical director, officer or employee, and the Corporation relies upon each individual within the organization to act with integrity, to use good judgment and to act appropriately in any given situation. Nevertheless, we believe that this Code can help focus the Eaton Vance Corp. Board of Directors ("Board") and the Corporation's management on areas of ethical risk, provide guidance to our personnel to help them to recognize and deal with ethical issues and help to foster a culture of honesty and accountability. We encourage each member of the Board ("Director") and management and each other employee to review this Code carefully, ask any questions regarding the policies and procedures embodied in this Code to ensure that everyone understands each such policy and procedure and the overall intent of the Code, and make every effort to remain in full compliance with both the letter and spirit of this Code.

      Without limiting the generality of the above, the following presents the Corporation's policy on specific topics concerning business ethics and legal compliance.

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

      Conflicts of Interest

      The Corporation's officers, Directors and employees have a duty to be free of conflicting interests that might influence their decisions when representing the Corporation. Consequently, as a general matter, our Directors, officers and employees are not permitted to maintain any conflict of interest with the Corporation, and should make every effort to avoid even the appearance of any such conflict. A "conflict of interest" occurs when an individual's private interest interferes in any way - or even appears to interfere - with the Corporation's interests as a whole. A conflict of interest can arise when a Director, officer or employee take actions or has interests that may make it difficult to perform his or her company work objectively and effectively or when a Director, officer or employee or a member of his or her family receives any improper personal benefits as a result of his or her position in the Corporation. Any officer or employee who believes that he or she may have a potential conflict of interest must report his or her concerns to a member of the Corporation's Ethics Committee immediately. Any individual Director who believes that he or she has a potential conflict of interest must immediately report his or her concerns to the Chairman of the Board, who shall consult with the Ethics Committee on such matters.

      Without limiting the generality of this Code's prohibition on conflicts of interest involving the Corporation's officers, Directors and employees:

      o The Corporation's dealings with suppliers, customers, contractors and others should be based solely on what is in the Corporation's best interest, without favor or preference to any third party, including close relatives.

      o Employees who deal with or influence decisions of individuals or organizations seeking to do business with the Corporation shall not own interests in or have other personal stakes in such organizations that might affect the decision-making process and/or the objectivity of such employee, unless expressly authorized in writing by the chief executive officer of the Corporation after the interest or personal stake has been disclosed.

      o Employees shall not do business on behalf of the Corporation with close relatives, unless expressly authorized in writing by the chief executive officer of the Corporation after the relationship has been disclosed.

Directors, officers and employees, while representing the Corporation, shall not seek or accept from any prospective or current provider of goods or services to the Corporation or any prospective or current investment management client of the Corporation ("Client") any gift, favor, preferential treatment, or special arrangement of "Material Value." "Material Value" includes such items as tickets for theater, musical, sporting or other entertainment events on a recurring basis; costs of transportation and/or lodging to locations outside of the Corporation's headquarter city, unless approved in advance by an appropriate senior executive of the Corporation as having a legitimate business purpose; personal loans or guarantees of loans; or preferential brokerage or underwriting commissions or spreads or allocations of shares or interests in an investment. "Material Value" does not include occasional meals or social gatherings for business purposes; occasional tickets for theater, musical, sporting or other entertainment events conducted for business purposes; or occasional small gifts or mementos with a value of under $100.

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

      If you are an employee of Eaton Vance Distributors, Inc. ("EVD"), you are also subject to the rules of the National Association of Securities Dealers, Inc. ("NASD"). Please check with the Chief Compliance Officer of EVD if you have any questions about those rules.

      Certain conflicts of interest arise out of the relationship between officers of the Corporation and the investment companies sponsored or advised by the Corporation (the "EV Funds"), and are subject to provisions in the Investment Company Act of 1940 ("Investment Company Act") and the Investment Advisers Act of 1940 ("Investment Advisers Act") and the regulations thereunder that address conflicts of interest. For example, officers of the Corporation may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the EV Funds because of their status as "affiliated persons" of "affiliated persons" of the EV Funds. The Corporation's and the EV Funds' compliance programs and procedures are designed to prevent, or identify and correct, violations of such provisions. This Code does not, and is not intended to, duplicate, change or replace those programs and procedures, and such conflicts fall outside of the parameters of this Code.

      Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationships between the Corporation and the EV Funds, the officers of which may also be officers of the Corporation. As a result, this Code recognizes that the officers of the Corporation, in the normal course of their duties (whether formally for the Corporation or for the EV Funds, or for all of them), will be involved in establishing policies and implementing decisions that will have different effects on each entity. The participation of the officers in such activities is inherent in the contractual relationships between those entities and is consistent with the performance by the officers of their duties as officers of the Corporation. Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically. In addition, the Board recognizes that officers of the Corporation may also be officers or employees of one or more investment companies or Subsidiaries covered by this Code or other codes of ethics.

Corporate Opportunities

      Each of our Directors, officers and employees holds a personal duty to the Corporation to advance the Corporation's legitimate business interests when the opportunity so arises. No Director, officer or employee of the Corporation is permitted to:

      o take personally, whether for economic gain or otherwise, any business opportunity discovered though the use of the Corporation's property or information or such person's position with the Corporation, where such opportunity might be taken by the Corporation, unless, after full disclosure, it is authorized in writing by the chief executive officer of the Corporation;

      o use any of the Corporation's corporate property, information, or his or her position with the Corporation for personal gain to the detriment of the Corporation; or

      o     compete with the Corporation.

Confidentiality/Insider Information

      It is imperative that our Directors, officers and employees safeguard confidential information including, but not limited to, information regarding transactions contemplated by the Corporation and the Corporation's finances, business, computer files, employees, present and prospective customers and suppliers and stockholders. You must not disclose confidential information except where disclosure is authorized by the Corporation's chief executive officer or Legal Department, or is otherwise required by applicable law. Your obligation to preserve and not disclose the Corporation's confidential information continues even after your employment by the Corporation ends.

      You must keep confidential, and not discuss with anyone other than other employees for valid business purposes, information regarding Client investment portfolios, actual or proposed securities trading activities of any Client, or investment research developed in the Corporation. You should take appropriate steps, when communicating the foregoing information internally, to maintain confidentiality, for example, by using sealed envelopes, limiting computer access, and speaking in private.

      As noted above, no officer, Director or employee of the Corporation may in any manner use his or her position with the Corporation or any information obtained in connection therewith for his or her personal gain. Your obligations to the Corporation in this regard within the context of non-public, or "insider" information regarding the Corporation compel particular emphasis. Directors, officers and employees must not disclose or use or attempt to use "confidential" or "insider" information to further their own interests or for personal gain, economic or otherwise or for any other reason except the conduct of the Corporation's business.

      "Insider information" is non-public information that could affect the market price of our stock or influence investment decisions. Our officers, directors and employees are prohibited from disclosing or using non-public information for personal gain, whether through the purchase or sale of our publicly traded securities or otherwise, and are urged to avoid even the appearance of having disclosed or used non-public information in this manner. To use non-public information for personal financial benefit or to "tip" others who might make an investment decision on the basis of this information is not only unethical but also illegal and may result in civil and/or criminal penalties. Every employee is responsible for being familiar with the Eaton Vance Policies and Procedures in Prevention of Insider Trading, available upon request from the Chief Compliance Officer of Eaton Vance Corp.

Protection and Proper Use of Other Corporation Assets

      All of our Directors, officers and employees should endeavor at all times to protect our Corporation assets and ensure their efficient use. Theft, carelessness and waste can have a direct impact on the Corporation and our profitability; corporate assets should be used only for legitimate business purposes and in an otherwise responsible and reasonably efficient manner.

Fair Dealing

      Although other sections of this Code specifically address your compliance with applicable laws and regulations and other standards, as a general matter, all of our directors, officers and employees shall endeavor under all circumstances to deal fairly with our customers, suppliers, competitors and employees. No Director, officer or employee of the Corporation shall take unfair advantage in the context of his or her position with the Corporation of any other

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

person or entity through manipulation, concealment, abuse of privileged information, misrepresentation of material fact or any other unfair-dealing practice.

Compliance with Laws and Regulations

      The Corporation and its employees shall comply with all laws and regulations applicable to its business, including, but not limited to, the following:

Securities Law. Applicable federal and state securities laws, including but not limited to the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, and the rules and regulations of the Securities and Exchange Commission (the "SEC"), as well as applicable rules of the NASD and, in the case of Eaton Vance Corp., the listed company rules of the New York Stock Exchange.

Antitrust. Antitrust and related laws designed to protect against illegal restraint of competition. The Corporation will not engage or attempt to engage in agreements with competitors or suppliers to fix or illegally discriminate in pricing, or participate or attempt to participate in any form of bid rigging.

Foreign Activities. The U.S. Foreign Corrupt Practices Act and, in the case of a Subsidiary organized and doing business in a foreign country, the applicable laws of such country. Actions taken outside the U.S., whether by non-U.S. personnel or by U.S. personnel operating internationally which may be in conformance with local custom, may be viewed as against permissible American standards of conduct. Accordingly, in instances where U.S. laws, regulations and standards relating to ethical conduct are more restrictive than those of a particular locality outside the U.S., conduct should be governed by U.S. standards.

      You are not expected to know every detail of these or other applicable laws or rules, but should seek advice from the Corporation's internal auditing staff, independent auditor, or internal legal staff, as appropriate.

Illegal or Unethical Payments

      The Corporation does not permit illegal, improper, corrupt or unethical payments to be made in cash, property, or services by or on behalf of the Corporation in order to secure or retain or attempt to secure or retain business or other advantages, including, but not limited to, payments to any employee of a customer or supplier of the Corporation for the purpose of influencing that employee's actions with respect to his employer's business. Such payments may constitute a crime in most U.S. and foreign jurisdictions. In jurisdictions where they are not so considered, they are regarded by the Corporation as unethical payments. Agents and representatives of the Corporation are required to follow the provisions of this Code in their dealings on behalf of the Corporation.

Public Officials. Reasonable business entertainment, such as lunch, dinner, or occasional athletic or cultural events may be extended to government officials, but only where permitted by local law.

Customers and Others. Business entertainment that is reasonable in nature, frequency and cost is permitted, as is the presentation of modest gifts where customary. Because no clear guidelines define the point at which social courtesies escalate to, and may be regarded as, improper or unethical payments, extreme care must be taken in this regard. This is subject to the applicable rules of the NASD with respect to employees of EVD.

Form of Payments of Amounts Due Agents, Representatives and Others. All payments for commissions or other similar obligations are to be paid by check or draft, bank wire transfer, or other authorized means, and shall, in each case, be made payable to the order of the recipient or his authorized agent. The use of currency or other forms of "cash" payments is not acceptable.

Accounting and Financial Reporting Standards

      The Corporation has implemented and will comply with generally accepted accounting principles for entries on our books and records. Entries should be properly authorized, complete, and accurate and reflect the transactions to which they relate. No false, artificial, misleading or deceptive entries should be made for any reason. No employee of the Corporation shall provide false information to, or otherwise mislead, our independent or internal auditors.

      Bank or other accounts shall be fully accounted for and accurately described in our records.

      In addition to this Code, Eaton Vance Corp. has adopted a Code of Ethics for Principal Executive and Senior Financial Officers, which supplements this Code and is intended to promote (a) honest and ethical conduct and avoidance of improper conflicts of interest; (b) full, fair, accurate, timely, and understandable disclosure in the Corporation's periodic reports; and (c) compliance by such senior financial executives with all applicable governmental rules and regulations.

Outside Directorships and Employment

      No officer or employee of the Corporation may serve as a director, officer, employee, trustee, or general partner of any corporation or other entity, whether or not for pay, without the prior written approval of his or her department head and the Chief Legal Officer. This restriction shall not apply to serving any charitable or non-profit organization.

Media Inquiries

      Occasionally, employees may receive an inquiry from a media representative requesting information or comment on some aspect of the Corporation's affairs. Such questions must be referred to the Corporation's Director of Public Affairs or the Legal Department, unless specifically covered by a formal procedure adopted by the Corporation.

Political Activities

      Employees are encouraged to participate in political activities as they see fit, on their own time and at their own expense. The Corporation will not compensate or reimburse employees for such activities.

      The Corporation will not contribute anything of value to political parties, candidates for public office or elected officials, except in jurisdictions where such contributions are legal and approved by our Chief Executive Officer and Chief Financial Officer and reported to the Board. Furthermore, without such approval, no corporate asset may be used in support of any organization whose political purpose is to influence the outcome of a referendum or other vote of the electorate on public issues.

Discipline

      Any employee who violates or attempts to violate this Code or any other formal policies of the Corporation may be subject to disciplinary action, up to and including termination, in management's discretion.

Periodic Review and Revision

      Management reserves the right to amend and revise this Code in its sole discretion. Management shall report such amendments to the Board at its next following meeting. At least annually Management shall provide a report to the Board regarding material violations of this Code, and the Board shall review this Code at least annually. Employees will be apprised promptly of any changes to the policies, procedures and obligations set forth herein.

Reporting Obligation

      It is the responsibility of each of our employees who has knowledge of misappropriation of funds, activities that may be of an illegal nature, or other incidents involving company loss, waste, and abuse or other violations of this Code to promptly report, in good faith, the situation to the Chief Compliance Officer.

Prohibition Against Retaliation

      Under no circumstances may the Corporation or any director, officer or employee of the Corporation discharge, demote, suspend, threaten, harass or in any other manner discriminate against an employee in the terms or conditions of his or her employment on the basis of any lawful act by that employee to:

      o provide information, cause information to be provided, or otherwise assist in an investigation regarding any conduct which the employee reasonably believes constitutes a violation of the federal securities laws, the rules and regulations of the SEC or any provision of federal law relating to fraud against shareholders, when the information or assistance is provided to, or the investigation conducted by:

            o     A federal regulatory or law enforcement agency;

            o     Any member of Congress or any committee of Congress; or

            o Any person with supervisory authority over the employee (or such other person working for the employer who has the authority to investigate, discover, or terminate misconduct); or

      o file, cause to be filed, testify, participate in or otherwise assist in a proceeding filed or about to be filed (with any knowledge of the employer) relating to any such alleged violation.

No Rights Created; Not Exclusive Code

      This Code is a statement of certain fundamental principles, policies and procedures that govern the Corporation's Directors, officers and employees in the conduct of the Corporation's business. It is not intended to and does not create any rights in any employee, customer, client, supplier, competitor, shareholder or any other person or entity.

      This Code is not the exclusive code of ethics applicable to employees of the Corporation, who are also subject to the code of ethics - policy on personal securities transactions, designed to comply with the requirements of rules under the Investment Company Act of 1940 and the Investment Advisers Act of 1940.

                               GENERAL PROVISIONS

      1. Maintenance of List of Access Persons and Investment Professionals:
Notification. The Compliance Assistant shall maintain a list of all Access Persons and Investment Professionals, shall notify each of his or her status, and shall ensure that each has received a copy of the Code of Ethics.

      2. Review of Securities Reports. The Chief Compliance Officer shall ensure that all Initial and Annual Reports of Securities Holdings and Quarterly Transaction Reports, together with all Securities Transaction Confirmations and Account Statements received by the Compliance Assistant, will be reviewed in accordance with the attached Procedures (Appendix 1).

      3. Certifications by Employees. Each employee of a Company must certify at the time of hire and annually thereafter that he or she has read and understood the Code of Ethics and has complied and will comply with its provisions. In addition upon any revision to a Company's Code of Ethics, each employee of that Company must certify that he or she has read the Code, as revised, and understands and will comply with its provisions.

      4. Fund Board Approval. The Board of Trustees of each Fund, including a majority of the Independent Fund Trustees, has approved this Code of Ethics and must approve any material change hereto within six months after such change is adopted.

      5. Annual Report to Fund Board. At least annually each Company shall submit to the Board of Trustees of each Fund and each Sub-advised Fund for consideration a written report that (i) describes any issues arising under the Code of Ethics or the Procedures since the last report the Board, including information about material violations of the Code of Ethics or the Procedures and the sanctions imposed in response to material violations, and (ii) certifies that each Company has adopted procedures reasonably necessary to prevent Access Persons from violating the Code of Ethics.

      6. Recordkeeping Requirements. Each Company shall maintain the following records at its principal place of business in an easily accessible place and make these records available to the Securities and Exchange Commission ("Commission") or any representative of the Commission at any time and from time to time for reasonable periodic, special or other examination:

      (1) copies of the Code of Ethics currently in effect and in effect at any time within the past five (5) fiscal years;

      (2) a record of any violation of the Code of Ethics and of any action taken as a result of the violation, to be maintained for at least five (5) years after the end of the fiscal year in which the violation occurred;

      (3) copies of each report, including transaction confirmations and other information, referred to in section C.7 of the Policy on Personal Securities Transactions ("Policy"), Part I above, to be maintained for at least five (5) years after the end of the fiscal year in which the report is made or information provided;

      (4) a record of all persons, currently or within the past five (5) fiscal years, who are or were required to make reports referred to in section C.7 of the Policy and who are or were responsible for reviewing such reports;

      (5) copies of each certification referred to in paragraph 3 of these General Provisions made by a person who currently is, or in the past five (5) years was, subject to this Code of Ethics, to be maintained for at least five (5) years after the fiscal year in which the certification made; and

      (6) a copy of each Annual Report to a Fund Board referred to in paragraph 5 above, to be maintained for at least five (5) years after the end of the fiscal year in which it was made.

      7. Confidentiality. All reports and other documents and information supplied by any employee of a Company or Access Person in accordance with the requirements of this Code of Ethics shall be treated as confidential, but are subject to review as provided herein and in the Procedures, by senior management of EVC, by representatives of the Commission, or otherwise as required by law, regulation, or court order.

      8. Interpretations. If you have any questions regarding the meaning or interpretation of the provisions of this Code of Ethics, please consult with the Compliance Attorney.

      9. Violations and Sanctions. Any employee of a Company who violates any provision of this Code of Ethics shall be subject to sanction, including but not limited to censure, a ban on personal Securities trading, disgorgement of any profit or taking of any loss, fines, and suspension or termination of employment. Each sanction shall be recommended by the Chief Compliance Officer and approved by the Management Committee of EVC. In the event the Chief Compliance Officer violates any provisions of this Code of Ethics, the Chief Legal Officer shall recommend the sanction to be imposed for approval by the Management Committee of EVC.

      If the Chief Compliance Officer believes that any Fund trustee who is not an employee of a Company has violated any provision of the Policy, he or she shall so advise the trustees of the Fund, providing full particulars. The Fund trustees, in consultation with counsel to the Fund and/or counsel to the Independent Trustees, shall determine whether a material violation has occurred and may impose such sanctions as they deem appropriate.

      In adopting and approving this Code of Ethics, the Company and the Fund or Sub-advised Fund Boards of Trustees do not intend that a violation of this Code of Ethics necessarily is or should be considered to be a violation of Rule 17j-1 under the Investment Company Act of 1940.

                                       END

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